Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Interactive Intelligence, Inc.:

We consent to the use of our reports dated March 15, 2007, with respect to the consolidated balance sheets of Interactive Intelligence, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows and the related consolidated financial statement schedule for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Indianapolis, Indiana
October 23, 2007